DLJ FOCUS FUNDS

                       PLAN FOR MULTIPLE CLASSES OF SHARES

            THIS PLAN, as it may be amended from time to time, sets forth the separate arrangement and expense allocation of each class of shares of each series of DLJ Focus Funds, a Massachusetts business trust (the "Trust"). The Plan has been adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "Act"), by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the Act ("Independent Trustees"). Any material amendment to this plan is subject to the prior approval of the Trustees, including a majority of the Independent Trustees.

1.    General

      A. Any series of the Trust (a "Series") may issue more than one class of shares of beneficial interest (each, a "Class"), provided that each Class --

            i. Shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement, except for Class D shares of a Series, which Class shall not have such an arrangement or pay any of the expenses for such services;

            ii. Each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes of the same Fund ("Other Class Expenses");

            iii. May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund or Series to the different investment performance of each Class;

            iv. Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement, if any;

            v. Shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

            vi. Shall have in all other respects the same rights and obligations as each other Class of the Series.

      B. Other Class Expenses may include only (i) transfer agency fees attributable to a specific Class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iii) blue sky registration fees incurred by a Class; (iv) registration fees of the Securities and Exchange Commission (the "Commission") incurred by a Class; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific Class; (vi) litigation or other legal expenses relating solely to one Class; and (vii) Trustees' fees incurred as a result of issues relating to one Class.

      C. Income, realized and unrealized capital gains and losses, and expenses of a Series not allocated to a particular Class shall be allocated to each Class of that Series on the basis of the net asset value of the Class in relation to the net asset value of the Series.

      D. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each Fund for the existence of any material conflicts among the interests of its several Classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Credit Suisse Asset Management, LLC (the "Adviser") and Credit Suisse Asset Management Securities, Inc. (the "Distributor") will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Adviser and the Distributor will be responsible at their own cost for remedying such conflict by appropriate steps up to and including the establishment of a new registered management investment company.

      E. The Trust's plans adopted under Rule 12b-1 under the Act (the "Rule 12b-1 Plan") provide that the Trustees will receive quarterly and annual statements complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only distribution expendi tures properly attributable to the sale of a Class will be used to support the Rule 12b-1 fee charged to shareholders of such Class. Expenditures not related to the sale of a specific

            Class will not be presented to the Trustees to support Rule 12b-1 fees charged to shareholders of such Class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the Independent Trustees in the exercise of their fiduciary duties.

      F. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner, at the same time and on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 Plan relating to the Classes will be borne exclusively by each Class and except that any Class Expenses may be borne by the applicable Class.

      G. For purposes of expressing an opinion on the financial statements of a Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted from time to time by the American Institute of Certified Public Accountants.

      H. Each Series may be offered with an exchange privilege providing that the securities of a class may be exchanged for certain securities of another Series or another fund advised by the Trust's investment adviser or whose securities are distributed by the Trust's distributor or otherwise.

      I. Each Series may be offered with a conversion feature providing that the shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time, provided that, such conversion will be effected on the basis of relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses of the Target Class, including payments authorized under a Rule 12b-1 plan, are not higher than the expenses of the Purchase Class, including payments authorized under a Rule 12b-1 plan; and, if the amount of expenses of the Target Class, including payments under a Rule 12b-1 plan, are increased materially without approval of the shareholders of the Purchase Class, the Trust will establish a new Target Class for the Purchase Class on the same terms as applied to the Target Class before the increase.

      J. Each Series may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate provided that such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.

2.    Terms of the Classes

      A. Each Series offers four classes of shares (each, a "Class"), designated Class A, Class B, Class C and Class R, and the DLJ Core Equity Fund, the DLJ Growth and Income Fund, the DLJ Fixed Income Fund offer a fifth class of shares, designated Class D. Upon approval of this Plan, the DLJ Growth and Income Fund will offer a sixth class of shares, designated Advisor Class. Each Series reserves the right to issue additional classes.

      B. Class A shares are offered subject to a front-end sales load of up to (i) 5.75% of the offering price of the DLJ Core Equity Fund, DLJ Growth and Income Fund and DLJ Small Company Value Fund and (ii) 4.75% of the offering price of the DLJ Fixed Income Fund and the DLJ Municipal Trust Fund; provided, however, that such front-end sales charges may be waived in certain circumstances described in the Prospectus. Each Series' Class A Shares are subject to a management fee as described in the Prospectus, and a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of such Series consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of such Series.

      C. Each Series' Class B shares are offered subject to a contingent deferred sales charge of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years of purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Prospectus. Each Series' Class B shares are subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class B shares of such Series consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class B shares of such Series and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class B shares of such Series.

      D. Each Series' Class C shares will be offered subject to a contingent deferred sales charge of 1% if redeemed within 1 year after purchase and 0% if redeemed more than 1 year after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Prospectus. Each Series' Class C shares will be subject to a management fee as described in the Prospectus and a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class C shares of such Series consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class C shares of such Series and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class C shares of such Series.

      E. Class D shares of the Series offering such shares are not subject to any sales charges, distribution fees, or service fees.

      F. Each Series' Class R shares will be offered without a front-end sales load or a contingent deferred sales charge but will be subject to a Rule 12b-1 fee at an annual rate of .25 of 1% of the average daily net assets of the Class R shares of such Series.

      G. The Advisor Class shares of the DLJ Growth and Income Series, available for purchase through institutions, will be offered without a front end sales load or a contingent deferral sales charge, will be subject to a management fee as described in the Prospectus and may be charged a shareholder service fee (the "Shareholder Service Fee") payable at an annual rate of up to .25%, and a distribution and/or services fee (the "Distribution Service Fee") payable at an annual rate of up to .50% of the average daily net assets of such class under the Rule 12b-1 Plan relating to such Class. Payments may be made to an institution directly out of assets of the Trust or by the Distributor on the Trust's behalf. Additional payments may be made by the Distributor, the Adviser or an affiliate of either from time to time to institutions for providing distribution, administrative, accounting and/or other services with respect to Advisor Class shares. Payments by the Trust shall not be made to an institution pursuant to the 12b-1 Plan with respect to services for which institutions are otherwise compensated by the Adviser or an affiliate thereof. There is no minimum amount of initial or subsequent purchases of Advisor Class shares.

      H. Except for shares acquired through reinvestment of dividends, each Series' Class B shares held for 8 years after purchase will be automatically converted into Class A shares of such Series.

      I. Shares of one Class of a Series can be converted to another Class of the same Series or exchanged for shares of the same class of DLJ Government Money Fund or DLJ Municipal Money Fund or for shares of the same class of other DLJ Opportunity Funds, where legally permissible and as described in the Prospectus.

Approved December 18, 2000.